Exhibit 99.2

PREOS(TM) Manufacturing Conference Call
June 12, 2002
5:30 a.m. (PDT)

Call Script

Welcome to call by Conference Operator (Premiere Conferencing)

Safe Harbor and Introduction – Dave Clark:

Good morning ladies and gentlemen. I’m David Clark, Vice President, Operations at NPS Pharmaceuticals. It’s my pleasure to welcome you to this conference call to update you on our work to address the issues previously announced regarding the manufacture of clinical supplies of PREOS, our drug for treating osteoporosis. Participating with me on this call is Dr. Hunter Jackson, Chairman, President and CEO of NPS. In a moment Dr. Jackson will make some brief introductory remarks, and he will then take questions until we have used about a half-hour of time. At that point we will regrettably be required to bring the call to a close so that we can prepare for the meetings we will be attending today in connection with the Goldman Sachs Healthcare Conference. Before we proceed, I remind you that our remarks this morning will include forward-looking statements. Such statements involve risks and uncertainties inherent to our business, and our actual results may differ. For a more complete understanding of these risks please consider cautionary statements made in our reports filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

I’d like now to turn the call over to our CEO, Hunter Jackson.

Hunter Jackson:

Thanks, Dave. Good morning everyone. It’s a pleasure to speak with you this morning from San Diego, California where, as Dave mentioned, we’re preparing to participate in the Goldman Sachs Healthcare Conference. Yesterday afternoon we distributed a press release describing the issues surrounding the manufacture of finished clinical supplies of PREOS. This morning I’d like to discuss briefly the nature of the problem we disclosed in May, and describe our progress toward finding and implementing solutions. I’ll then be happy to take your questions.

To begin, I’m sure you’re all aware that on May 15th we reported that we were unable to continue to produce finished clinical supplies of PREOS that met our requirements. We stated that unless the problem was solved our current Phase III trial would have to be modified, or, in the worst case, terminated. We made this disclosure based on our admittedly conservative interpretation of SEC regulations which require that we report relevant business trends which may affect our operations – in this case, our inability to produce finished lots of PREOS within our range of specifications.

Today, with more information in hand we’re in a better position to discuss and clarify this issue. First, I’d like to confirm that clinical supplies of PREOS currently in use by patients in the Phase III trial have, of course, met all release specifications, and we have had no report from any clinical site regarding any loss of quality of material in the field. Furthermore, testing of reference samples retained by NPS confirms the quality of previously released material. However, these supplies are only sufficient to allow the trial to proceed without interruption or modification until late September.

Now to focus on the current manufacturing issue: The problem we have encountered relates to what appears to be precipitation of the protein in its reconstituted form. Remember that PREOS is a lyophilized powder that is reconstituted into a liquid when inserted into its injector pen. Company standards require that the reconstituted drug remain stable in liquid form for two weeks under refrigeration. This matches the two-week period of dosing provided by the injection device. Certain production batches have shown precipitation of the reconstituted drug in the injector pen before expiration of the two-week period.

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Just to assure you that our investigations and evaluations have been thorough, I can tell you the following. Because we have previously manufactured a large amount of finished product that, as I mentioned, is stable and meets all other specifications, we first addressed this issue by reviewing all of the batch records for each one of the manufacturing runs and by comparing all of the recorded parameters from the runs. This was a large, painstaking task. Unfortunately, that analysis did not provide one or more parameters, such as source of a particular ingredient, moisture content, etc. that was well correlated with product characteristics. We also essentially dissected the manufacturing process, looking for steps in the process where the problem might be manifest. That work has focused us on particular aspects of the process. Using the expertise of in-house personnel, manufacturing and industrial consultants, and the people at Vetter, we have identified a number of possible modifications to the process that experience and bench-level experiments indicate may prove useful in improving the process. We are still early in the ongoing effort to implement and evaluate these changes, but the results to date suggest we are moving in the right direction. Based on this progress, and on our continued efforts, we believe that we can implement a solution to this problem in time to avoid any disruptions to the Phase III trial. We plan to provide another update in July on our efforts to resolve this issue.

I’d now be pleased to take your questions.

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